CONSULTING AGREEMENT
BETWEEN
JONES MEDICAL SUPPLIES, LLC
AND
REVOLUTIONARY CONCEPTS, INC.

THIS AGREEMENT (the "Agreement") is entered into effective as of March 20, 2008 (the "Effective Date"), by and between JONES MEDICAL SUPPLIES, LLC, a North Carolina limited liability company (sometimes referred to as "Jones Medical Supplies"), and REVOLUTIONARY CONCEPTS, INC., a North Carolina corporation (sometimes referred to as the "Revolutionary Concepts").

RECITALS

A. Jones Medical Supplies is in the business of selling medical equipment, durable medical supplies, and related medical products through contractual arrangements with medical facilities including, but not limited to, hospitals, nursing and long-term care facilities, and other healthcare organizations (referred to herein as "Medical Facilities"). Jones Medical Supplies has relationships with various MF in connection with sales of medical products

B. Revolutionary Concepts is in the business of selling security equipment including a device known generally as the Eyetalk Communicator (the "Eyetalk Communicator"). Revolutionary Concepts desires to market the Eyetalk Communicator to Medical Facilities throughout the United States.

C. Jones Medical Supplies and Revolutionary Concepts desire to enter into an arrangement whereby Jones Medical Supplies will assist Revolutionary Concepts in its sales of the Eyetalk Communicator through arranging sales meetings, consulting and other services designed to provide Revolutionary Concepts access to the Medical Facilities market.

NOW THEREFORE, in consideration of the above recitals and the covenants and conditions contained in this Agreement, the parties hereto mutually agree as follows:

AGREEMENT

1. **Consulting Services**.

1.1 **Consulting Services**. In consideration of the payment of the Consulting Fees set forth herein, Jones Medical Supplies will assist Revolutionary Concepts in marketing the Eyetalk Communicator to Medical Facilities throughout North Carolina and other states. Such services shall include, without limitation, introductions to persons associated with the Medical Facilities

who are in charge of purchasing, making purchasing decisions, or who are contacts for sales and marketing of the Eyetalk Communicator product to or for such Medical Facilities, including attending meetings with such Medical Facilities personnel when asked, and providing marketing support in connection with such Medical Facilities (the "Consulting Services"). Jones Medical Supplies and Revolutionary Concepts understand and agree that such Consulting Services shall be provided when needed, as needed as determined by Jones Medical Supplies and Revolutionary Concepts by mutual agreement.

1.2 **Other Services**. Jones Medical Supplies and Revolutionary Concepts understand and agree that each of them have other businesses and that each of them shall have the right to continue such other businesses and pursue such other business opportunities as they shall determine, nor shall this arrangement involve any such business or business opportunities other than such activities of marketing the Eyetalk Communicator to Medical Facilities.

1.3 **Definitions**. For purpose of this Agreement, the following definitions shall control:

a. "Medical Facilities" shall mean any hospitals, medical centers, outpatient care facilities or other medical facilities which provide inpatient or outpatient services, medical clinics, nursing and long-term care facilities, and doctor's offices.

b. "Eyetalk Communicator" shall mean the Eyetalk Communicator as from time to time improved, expanded or adapted for use with Medical Facilities.

2. **Consulting Fees**. For the provision of Consulting Services, as set forth in this Agreement, Jones Medical Supplies shall receive the following fees:

2.1 **Primary Medical Facilities**. The Consulting Fee payable to Jones Medical Supplies in connection with sales of the Eyetalk Communicator to those Medical Facilities where Jones Medical Supplies has a material relationship or where Jones Medical Supplies is primarily responsible for making contact (referred to herein as a "Primary Medical Facilities") shall be equal to forty percent (40%) of the adjusted gross profit. For purposes of this Subsection 2.1, Jones Medical Supplies shall be deemed to have a Material Relationship with a Medical Facility when Jones Medical Supplies (a) has had prior contact with any person who has responsibility for purchasing or promoting the purchasing of medical products for such Medical Facility, (b) has a personal relationship, whether as a result of sales of medical products or otherwise, with any person who is an officer or manager of the Medical Facility or materially participates in the purchase of products for the Medical Equipment or (c) by mutual agreement with Revolutionary Concepts, is a Medical Facility that Jones Medical Supplies and Revolutionary Concepts determine should constitute a Primary Medical Facility.

2.2 **Other Marketing Contacts**. The Consulting Fee payable to Jones Medical Supplies in connection with sales of the Eyetalk Communicator to all other Medical Facilities (referred to

herein as "Secondary Marketing Facilities") shall be equal to ten percent (10%) of the adjusted gross profit.

2.3 **Adjusted Gross Profit**. For purposes of this Agreement, Adjusted Gross Profit shall mean gross profit (gross sales less cost of goods sold and delivery/shipping costs) less cost of installation, commissions, and other costs and expenses which are directly attributable to the purchase, warehousing/storage, sales, and installation of the Eyetalk Communicator. Adjusted Gross Profit shall not include variable costs and expenses associated with the operations of Revolutionary Concepts that are allocable to all aspects of Revolutionary Concepts's business operations other than sale of the Eyetalk Communicator.

3. **Relationship of Revolutionary Concepts and Jones Medical Supplies**. Jones Medical Supplies is an independent contractor and is not the legal representative or agent of Revolutionary Concepts for any purpose and shall have no right or authority (except as expressly provided in this Agreement) to incur, assume or create in writing or otherwise, any warranty on the part of Revolutionary Concepts. Revolutionary Concepts shall not exercise any control over any of Jones Medical Supplies's employees, all of who are entirely under the control of Jones Medical Supplies. Jones Medical Supplies shall be responsible for the acts and omissions of Jones Medical Supplies's employees. Nothing contained in this Agreement shall be deemed to create any partnership or joint venture relationship between the parties.

4. **Confidential Information**

4.1 **Confidential Information Defined**. As used in this Agreement, "confidential information" means any information which is, or is designed to be, used in the business of Revolutionary Concepts or Jones Medical Supplies, as the case may be (each of which is referred to as the "CIO"), is private or confidential in that it is not generally known or available to the public, and gives the CIO an opportunity to obtain any advantage over competitors who do no know or use such information. "Confidential information" shall include, without limitation:

a. all products, customers and customer lists, product pricing information, sales discounts, contact persons for the customers of the CIO and related information relating to the business activities and products of the CIO;

b. all other information held or owned by the CIO which the CIO considers to be confidential information and which is not generally known or made available to the public.

4.2 **Covenant Not to Disclose Confidential Information**. In consideration of entering into this Agreement and the benefits to be derived by each Revolutionary Concepts and Jones Medical Supplies from this Agreement, each Revolutionary Concepts and Jones Medical Supplies, for itself and its agents, hereby agrees that it will not, while this Agreement is in effect, and after termination of this Agreement

a. use any confidential information except in connection with providing services and marketing of the Eyetalk Communicator as provided in this Agreement; or

b. reveal or disclose any "confidential information" to any person, firm, corporation or other than as is necessary to carry out the terms and conditions of this Agreement.

4.3 **Acknowledgment of Reasonableness**. Revolutionary Concepts and Jones Medical Supplies each expressly agrees that the provisions of this Section 4 are fair and reasonable and reasonably required for each other's protection and that each Revolutionary Concepts and Jones Medical Supplies has the right to require such covenant in consideration of the provision of consulting services and information as required by the terms of this Agreement.

4.4 **Survival of Covenants**. The provisions of this Section 4 shall survive the termination of this Agreement.

5. **Notice**. All notices or other communications required to be given by this Agreement shall be in writing and shall be given personally to the recipient, or sent in the United States mail, by prepaid certified mail, return receipt requested, to the addresses set forth below. Notices shall be deemed to be received when given personally or if by United States mail, prepaid certified mail, return receipt requested, three (3) days after deposit in the United States mail. Notices and communications sent by any other method shall be deemed given upon receipt by the party to whom the notice was sent.

To Jones Medical Supplies	Jones Medical Supplies, LLC 700 S. Torrence St., Suite 110 Charlotte, NC 28204 Attn: Jerry A. Jones, M.D.
To Revolutionary Concepts	Revolutionary Concepts, Inc. P.O. Box 2116 Matthews, NC 28106 Attn: Ronald Carter

The address for receipt of notices or other communications may be changed by any party to this Agreement from time to time upon giving each other party ten (10) days prior written notice.

6. **Term and Termination**. Unless earlier terminated as provided below, the term of this Agreement shall commence on the effective date set forth above and shall continue until terminated by the mutual agreement of Revolutionary Concepts and Jones Medical Supplies.

6.1 Termination by Revolutionary Concepts Upon the Happening of Certain Events. Revolutionary Concepts may terminate this Agreement upon notice to Jones Medical Supplies, upon any of the following events:

a. failure of Jones Medical Supplies to fulfill or perform any one of the duties, obligations or responsibilities of Jones Medical Supplies in this Agreement, which failure is not cured with thirty (30) days written notice from Revolutionary Concepts;

b. any assignment or attempted assignment by Jones Medical Supplies of any interest in this agreement or delegation of Jones Medical Supplies obligations without Revolutionary Concepts's written consent;

c. any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership or any change in the management of Jones Medical Supplies; or

d. failure of Jones Medical Supplies for any reason to function in the ordinary course of business.

6.2 Obligations on Termination. On termination of this Agreement, Revolutionary Concepts shall thereafter have the following obligations to Jones Medical Supplies:

a. Revolutionary Concepts shall pay to Jones Medical Supplies all Consulting Fees on sales to Primary Medical Contacts and Other Medical Contacts then completed but for which Jones Medical Supplies has not yet been payed.

b. Revolutionary Concepts shall pay to Jones Medical Supplies the Consulting Fees for transactions with respect to which Jones Medical Supplies has provided information for, or the initial contact has been made, a Primary Medical Facility, such Consulting Fee to be payed to Jones Medical Supplies within thirty (30) days of completion of the transaction.

7. Hold Harmless. Revolutionary Concepts and Jones Medical Supplies hereby agree to hold the other harmless from and against any claim, loss, damage or expense, including any reasonable attorney's fees, asserted against or suffered by the other from any third party, arising out of this transaction or the breach of any provision, representation or warranty.

8. General Provisions

8.1 Amendments. This Agreement may be amended only by the written consent of the parties hereto. Failure of a party to exercise a right under this Agreement shall not be deemed an amendment or a waiver of the right of such party to act with respect to future events, whether the same or different.

8.2 Persons Bound. Except as specifically provided to the contrary in this Agreement, this Agreement shall be binding upon the parties, their respective successors and assigns.

8.3 Cooperation. Each party to this Agreement agrees to cooperate and perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the intent and provision of this Agreement.

8.4 Governing Law. This Agreement is made in and shall be governed by and construed in accordance with the laws of the state of North Carolina.

8.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes, cancels and annuls any and all previous contracts, agreements, arrangements or understandings between the parties with respect to the subject matter of this Agreement.

8.6 Captions. The Section headings in this Agreement are for convenience only and form no part of this Agreement.

8.7 Severability. Each covenant or agreement or portion thereof contained in this Agreement shall be independent and separable from all of the other covenants and agreements or portions thereof set forth in this Agreement, and the invalidity of such covenant or agreement or portion thereof shall in no way affect the enforceability of any of the other covenants and agreements or portions thereof.

8.8 Attorneys' Fees, Court Costs. If any action at law, suit in equity, or special proceeding be brought by a party to this Agreement against the other to enforce any rights, covenants or agreements under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, including court costs, in such amount as the court shall allow.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which are to be construed as one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 20th day ~~of February,~~ March, 2008. RC JJ

"Revolutionary Concepts"

By ______________________
Ronald Carter, President

Jones Medical Supplies, LLC

By ______________________
Jerry A. Jones, Member